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                                                                    Exhibit 12


             UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             -------------------------------------------------
                       (In Thousands, Except Ratios)
                                (Unaudited)


                                                        Three Months
                                                       Ended March 31,
                                                   -----------------------
                                                     1996           1995
                                                   --------       --------
Earnings:
  Income from continuing operations..............  $107,061       $129,494
  Deduct distributions to extent less than
      income of unconsolidated affiliates........   (11,894)       (11,928)
                                                   --------       --------
            Total................................    95,167        117,566
                                                   --------       --------

Income Taxes:
  Federal, state and local.......................    31,269         76,927
                                                   --------       --------

Fixed Charges:
  Interest expense including amortization of
      debt discount..............................   116,862         90,662
  Portion of rentals representing an interest
      factor.....................................    28,130         13,003
                                                   --------       --------
            Total................................   144,992        103,665
                                                   --------       --------

Earnings available for fixed charges.............  $271,428       $298,158
                                                   ========       ========

Fixed Charges -- as above........................  $144,992       $103,665
Interest capitalized.............................        --             --
                                                   --------       --------

            Total fixed charges..................  $144,992       $103,665
                                                   ========       ========

Ratio of earnings to fixed charges (Note 6)......       1.9            2.9
                                                   ========       ========
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